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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                   FORM 8-A/A
                                (AMENDMENT NO. 1)


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                        PURSUANT TO SECTION 12(b) OR (g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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                               CENTEX CORPORATION
             (Exact name of registrant as specified in its charter)



          Nevada                                      75-0778259
  (State of incorporation)              (I.R.S. employer identification number)

      2728 North Harwood Street
           Dallas, Texas                                 75201
 (Address of principal executive offices)             (Zip Code)



        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

     Title of each class                       Name of each exchange on which
     to be so registered                       each class is to be registered

 RIGHTS TO PURCHASE JUNIOR PARTICIPATING           NEW YORK STOCK EXCHANGE
      PREFERRED STOCK, SERIES D

         If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [x]

         If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      NONE

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         On February 18, 1999, Centex Corporation, a Nevada corporation (the
"Company"), amended the Rights Agreement dated October 2, 1996 (the "Rights Agreement") between the Company and ChaseMellon Shareholder Services, L.L.C., as rights agent, to eliminate all requirements that "Continuing Directors" (as defined in the Rights Agreement) approve certain actions under the Rights Agreement.

         To reflect these amendments, Items 1 and 2 of the Registration Statement on Form 8-A filed by the Company with the Securities and Exchange Commission on October 8, 1996 (which is incorporated herein by reference) are hereby amended as follows:

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Item 1 of this Registration Statement is hereby amended by:

         (a) amending the fifteenth paragraph of Item 1 (which paragraph starts with the words "At any time until fifteen days. . . .") to read in its entirety as follows:

         "At any time until fifteen days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash or stock). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price."

         (b) deleting the sixteenth paragraph of the Exhibit (which paragraph starts with the words "The term "Continuing Directors""); and

         (c) amending the eighteenth paragraph of the Exhibit (which paragraph starts with the words "The terms of the Rights. . . .") to read in its entirety as follows:

         "The terms of the Rights may be amended by the Board of Directors of the Company in any manner prior to the Distribution Date, except for a supplement or amendment that reduces the redemption price or provides for an earlier expiration date for the Rights. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable."

         The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and Amendment No. 1 thereto.

ITEM 2.  EXHIBITS.

         Item 2 of this Registration Statement is hereby amended by adding the following new exhibit:

         4.2 Amendment No. 1 to Rights Agreement dated as of February 18, 1999, between Centex Corporation and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Amendment No. 1 to Form 8-A Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.



                              CENTEX CORPORATION




                              By: /s/ RAYMOND G. SMERGE
                                  --------------------------------------------
                                  Raymond G. Smerge, Executive Vice President,
                                  Chief Legal Officer and Secretary



Date: February 18, 1999



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                                INDEX TO EXHIBITS

           EXHIBIT                        DESCRIPTION
           -------                        -----------

             4.2               Amendment No. 1 to Rights Agreement dated as of
                               February 18, 1999, between Centex Corporation and
                               ChaseMellon Shareholder Services, L.L.C., as
                               Rights Agent.